Exhibit 5
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                     [Letterhead of Naschitz, Brandes & Co.]


                               October 19th, 2004


Alvarion Ltd.
21A Habarzel Street
Tel Aviv 69720
Israel


Ladies and Gentlemen:


      We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Alvarion Ltd. (the "Company") with the Securities and Exchange Commission on or about October 19th, 2004 in connection with the registration under the Securities Act of 1933, as amended of an aggregate of 4,000,000 of the Company's Ordinary Shares (collectively, the "Shares"), issuable upon the exercise of options to purchase such Ordinary Shares pursuant to the provisions of the Company's Amended and Restated 2002 Global Share Option Plan (the "Plan").

      As legal counsel to the Company, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that the Shares, when issued and sold pursuant to the applicable provisions of the Plan and the agreements which accompany the Plan, and in accordance with the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,


                                    /s/ Naschitz, Brandes & Co.
                                    Naschitz, Brandes & Co.